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Exhibit 10.2
Amended 2005 Director Compensation Plan


                         THE YANKEE CANDLE COMPANY, INC.
                         2005 DIRECTOR COMPENSATION PLAN
                          (NON-EMPLOYEE DIRECTORS ONLY)



Equity

Initial

Upon initial election to the Board, a Director is awarded an option to purchase 20,000 shares of Yankee common stock.

       Option price per share - New York Stock Exchange closing price on date preceding date of grant

       Vesting - 25% per year on anniversary date of grant

Annual

An eligible Director is awarded a grant of 500 shares of restricted Yankee common stock for each regularly scheduled Board meeting that such Director attended during the previous calendar year, up to a maximum of 2,000 shares. Such awards shall be made by the Compensation Committee of the Board following the Company's announcement of its earnings for the prior fiscal year and shall be subject to vesting requirements approved by the Committee.

Cash

Base: $15,000 payable in four equal installments of $3,750 on 3/31, 6/30, 9/30 and 12/31

Additional:   $3,000 for Board meeting attended in person or
              $1,500 for each Board meeting attended by phone

Committee members are paid $1,250 for each day in which the committee member participates in committee meetings, if attending in person, or $625 if attending by phone.

The Audit Committee chair is paid an additional $4,000/year in four equal installments of $1,000 on 3/31, 6/30, 9/30 and 12/31.

The Compensation Committee chair and the Nominating & Governance Committee chair are paid an additional $2,000/year in four equal installments of $500 on 3/31, 6/30, 9/30 and 12/31.